Exhibit 10.2 (h)

         This Agreement made and entered as of with effect from the 2nd day of March 2001 (the "Effective Date"), by and between NDC, Netzler & Dahlgren Co AB ("NDC"), a corporation organized and existing under the laws of the Kingdom of Sweden with its principal office in SE-429 80 Saro, Sweden and NDC Automation, Inc. ("NDCA"), a corporation organized and existing under the laws of the state of Delaware in the United States of America, with its principal office in 3101 Latrobe Drive, Charlotte, North Carolina 28211, USA.

         WHEREAS, NDCA, as borrower, and National Bank of Canada and National Canada Business Corp., as lenders (collectively, the "Lenders"), entered into a certain Inventory and Accounts Receivable Loan and Security Agreement dated February 28, 1997 ( the "Loan Agreement"); and

         WHEREAS, the payment of NDCA's obligations under the Loan Agreement is collateralized by a $450,000 letter of credit issued on behalf of NDC by Merita-Nordenbanken Group (the "Bank") for the benefit of the Lenders (the "Letter of Credit"); and

         WHEREAS, as collateral security for the payment of NDCA's obligations to NDC in the event, among other things, that any default in payment of NDCA's obligations under the Loan Agreement were to be satisfied via a drawing under the Letter of Credit, NDCA executed and delivered to NDC a Deed of Trust dated June 29, 1998 (the "Deed of Trust") which granted to NDC a lien upon the land and building owned by NDCA and known as and by the street address 3101 Latrobe Drive, Charlotte, North Carolina 28211 (the "Premises"); and

         WHEREAS, the Lenders assigned all of their right, title and interest in and with respect to the Loan Agreement to Summit Business Capital Corp. ("Summit") and NDC caused the Letter of Credit to be amended to designate Summit as the beneficiary thereunder in connection therewith; and

         WHEREAS, NDC, as licensor, and NDCA, as licensee, entered into and executed that certain Licensing Agreement dated as of the 30th day of November, 2000 (the "License Agreement") pursuant to which, among other things, NDCA's indebtedness to NDC for the payment of certain obligations was reduced and extended; and

         WHEREAS, NDCA desires to sell the Premises free and clear of all liens, claims and encumbrances; and

         WHEREAS, NDC, is willing to release the lien it has with respect to the Premises pursuant to the Deed of Trust in consideration for NDCA's performance of the obligations imposed upon it pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, NDCA is willing to perform such obligations, pursuant to the terms, and subject to the conditions hereinbelow set forth,

         NOW, THEREFORE, in consideration of these premises, the terms and conditions hereinbelow set forth, and other good and valuable consideration, the parties agree as follows:

         1. Release of NDC's Lien Upon the Premises. NDC hereby agrees to deliver to NDCA at the closing of its sale of the Premises such instrument or instruments, executed in recordable form, as shall be necessary to terminate the Deed of Trust and the lien upon the Premises created thereby.

         2. NDCA's Obligations. In consideration for NDC's termination of the Deed of Trust, NDCA hereby covenants and agrees that it will do the following:

                  (a) Grant of General Security Interest. On the closing date of the sale of the Premises (the "Closing Date"), NDCA shall execute and deliver to NDC a security agreement granting to NDC a first priority lien on and security interest in all of NDCA's accounts receivable (except for any accounts receivable that NDCA is contractually prohibited to encumber). Such agreement shall be in such form, and shall contain such terms and conditions as shall be mutually acceptable to NDC, NDCA and their respective attorneys and shall be accompanied by the appropriate number of fully executed UCC-1 financing statements. The security interest to be granted to NDC pursuant to said security agreement shall collateralize the payment of all sums due and owing by NDCA to NDC under the License Agreement including, but not limited to, the Restructured Principal (as such term is defined in Section 5.25 of the License Agreement), all interest accruing thereon, and all other charges payable by NDCA in the event that it shall default in the payment of such Restructured Principal and interest. The security interest to be granted to NDC pursuant to the provisions of this Section 2(a) shall be terminated on the date when the final installment of Restructured Principal, together with all interest accruing thereon, shall be paid in full, provided that (i) such final payment shall be made on or before June 30, 2002, and (ii) on the date when such final payment shall be made, NDCA shall not be in arrears with respect to its trade payables obligations to NDC, i.e., none of such obligations shall be outstanding for a period in excess of 30 days from the applicable invoicing date. In the event that the conditions set forth in the immediately preceding sentence shall not be satisfied, the security interest shall continue until such time as NDCA shall no longer be indebted to NDC.

                  (b) Payment of All Sums Due and Owing to Summit. On the Closing Date, upon completion of the closing of the sale of the Premises, NDCA shall (i) employ such portion of the proceeds that it shall receive from the sale of the Premises as shall be required to pay to Summit all sums due and owing under the Loan Agreement and (ii) cancel and terminate the Loan Agreement. Such payment shall be made by FedWire or SWIFT transfer to Summit. As soon thereafter as is reasonably possible, NDCA shall cause Summit to return the Letter of Credit to NDC or to the Bank for cancellation.

                  (c) Payment of Trade Payables to NDC. On the Closing Date, upon completion of the closing of the sale of the Premises, NDCA shall employ such portion of the proceeds that it shall receive from the sale of the Premises as shall be required to pay to NDC the

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

sum of SEK 750,000. Such payment shall be credited against NDCA's trade payables indebtedness to NDC. Such payment shall be made by FedWire or SWIFT transfer to the account maintained by NDC at Nordenbanken, Gothenburg.

                  (d) Change of NDCA's Name. NDCA shall eliminate the letters "NDC" from its corporate name, and shall undertake all actions that shall be required to obtain the approval of its stockholders at the annual meeting to be held in or about May, 2002 to amend NDCA's certificate of incorporation to formalize such change of name. Upon receipt of such approval, NDCA shall file a certificate of amendment to its certificate of incorporation formalizing such change of name. Not later than three months from the date of this Agreement, NDCA shall file such instruments and documents with all appropriate governmental authorities as shall be necessary for it to conduct business under the new name by which it shall become formally known upon the filing of the above-mentioned certificate of amendment. During the 18 month period following the date of this Agreement, NDCA may employ the phrase "formerly known as NDC Automation, Inc." or similar language in or on all correspondence, brochures, promotional literature, advertisements, contracts, web site pages, URLs, e-mail addresses, paper based and video based images and other documents and literature, provided that, not later than December 31, 2002, NDCA shall stop employing the use of the letters "NDC" in any of the foregoing manners or in any other manner.

         3. Amendment of the License Agreement. Upon completion of the obligations imposed upon NDCA pursuant to the provisions of Sections 2(a), (b) and (c) hereof, the License Agreement shall thereupon be deemed to have been amended to delete therefrom Section 5.14.1.6 thereof.

         4.       Miscellaneous.

                  (a) No Assignment. Neither party shall assign this Agreement, in whole or in part, without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

                  (b) Waiver. No party shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is embodied in a writing executed by such party. The waiver by either party of any breach or default by the other party in the performance of any obligation hereunder shall not constitute a waiver of any subsequent breach or default.

                  (c) Amendments. This Agreement may not be amended or modified except by a written amendment signed by the parties.

                  (d) Governing Law; Exclusive Jurisdiction. This Agreement, and all the rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement or the transaction(s) contemplated by it, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina (excluding any conflict of laws provisions of the State of North Carolina that would refer to and apply the substantive laws of another jurisdiction). Any suit or proceeding relating to this Agreement, including arbitration


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

proceedings, shall be brought in the state or federal courts located in or nearest to Charlotte, North, Carolina.

                  (e) Notices. Any written notice or approval required or permitted to be delivered pursuant to this Agreement will be in writing and will be deemed delivered: (a) upon delivery if delivered in person; (b) three (3) business days after deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid; (c) upon transmission if sent via telecopier, with a confirmation copy sent via overnight mail; (d) one (1) business day after deposit with a national overnight courier; (e) upon transmission if sent via e-mail with a telecopy sent the same day, in each case addressed to either NDC or NDCA to their respective addresses listed on the first page of this Agreement (or to such other address as may be specified upon notice).

                  (f) Severability. To the extent that any law, statute, treaty or regulation by its terms as determined by a court, tribunal or other governmental authority of competent jurisdiction, is in conflict with the terms of this Agreement, the conflicting terms of this Agreement shall be superseded only to the extent necessary by the terms required by such law, statute, treaty or regulation. If any provision of this Agreement shall be otherwise unlawful, void, or for any reason unenforceable, then that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties. In either case, the remainder of this Agreement shall continue in full force and effect.

                  (g) Counterparts. This Agreement (and any amendments hereto) may be executed in multiple counterparts, all of which together shall constitute one original document.

                  (h) Agreement Executed by Facsimile. This Agreement may be executed as facsimile originals and each copy of this Agreement bearing the facsimile transmitted signature of the authorized representatives of each of the parties shall be deemed to be an original. Notwithstanding the validity of the facsimile originals, it is intended that two copies of this Agreement will be manually executed by each of the parties and delivered to the other hereunder. Upon receipt by each party of the manually executed original, such manually executed original will replace the facsimile original and the facsimile original will no longer have any force or effect.


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

                  (i) Entire Agreement. This Agreement and the exhibits hereto embody the entire agreement between the parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by the signatures of their respective duly authorized officers or representatives as of and with effect from, the Effective Date.

                                      NDC, Netzler & Dahlgren Co AB



                                      By:      /s/ Jan Jutander
                                         ---------------------------------------


                                      NDC Automation, Inc.



                                      By:      /s/Claude Imbleau
                                         ---------------------------------------


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